Exhibit 99.B(13)(b)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT
FOR CERTAIN FUNDS OF

THE VICTORY PORTFOLIOS
DATED August 1, 2013

BETWEEN

THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF March 1, 2016 and REVISED May 18, 2016

Fund/Class	Maximum Operating Expense Limit	Date of Termination	Effective Date of Waiver
Strategic Allocation Fund — Class A	1.15%	June 30, 2017	March 1, 2016
Strategic Allocation Fund — Class C	1.85%	June 30, 2017	March 1, 2016
Strategic Allocation Fund — Class I	0.90%	June 30, 2017	March 1, 2016
Strategic Allocation Fund — Class R	1.45%	June 30, 2017	March 1, 2016

A-1